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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement (Form S-3) and related Prospectus of Psychiatric Solutions, Inc. for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2004, except for Note 4, as to which the date is November 22, 2004, with respect to the consolidated financial statements of Psychiatric Solutions, Inc. included in its Current Report on Form 8-K filed with the Securities and Exchange Commission on November 24, 2004.


                                             /s/ Ernst & Young LLP

December 13, 2004
Nashville, Tennessee